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                                  PRESS RELEASE
              STYLECLICK, INC. ANNOUNCES THIRD QUARTER 2000 RESULTS

            Pro Forma Combined EBITDA Improves 42% From Prior Quarter eCommerce Service Revenues Increase 128% From Prior Quarter

LOS ANGELES, CALIFORNIA - October 23, 2000 - Styleclick, Inc. (Nasdaq: IBUY), a provider of e-commerce services and technologies, today reported results for the third quarter 2000.

Pro forma  Combined  Results
The following pro forma combined results for the third quarter ended September 30, 2000 assume that the merger of Styleclick.com Inc. and Internet Shopping Network LLC (ISN), a division of USA Networks, Inc. (Nasdaq: USAI), occurred at the beginning of the periods presented.

Pro forma combined sales for the third quarter 2000 were $5,291,000 compared to $6,285,000 in the second quarter 2000. This decrease was primarily due to a shift in the Company's business focus away from business-to-consumer activities as well as a de-emphasis on the promotion of FirstAuction.com in preparation of a planned re-positioning of FirstAuction.com scheduled for fourth quarter 2000. The decrease in sales was partially off-set by an increase in revenues from eCommerce services of 128% to $910,000 from $399,000 in the prior quarter.

Pro forma combined gross margins increased to 18% or $956,000 compared to a negative margin of 3.2% or ($200,000) in the prior quarter as a result of an increase in revenues from e-commerce services that are associated with higher gross margins during the third quarter and an inventory write-down of $900,000 in the second quarter.

Excluding the amortization of merger related goodwill of $14,210,000 in each of the second and third quarters, pro forma combined operating expenses decreased 33% to $11,158,000 from $16,532,000 in the second quarter. The decrease in expenses was primarily due to reduced third quarter costs associated with the recent merger and efficiencies resulting from the merger, including a reduced headcount.

The pro forma combined net loss, including merger related goodwill for the third quarter decreased to $24,544,000 from $31,053,000 in the prior quarter. The pro forma combined EBITDA (earnings before interest, taxes, depreciation and amortization) loss, excluding goodwill, improved by 42% to $8,734,000 from $15,150,000 in the prior quarter.

The  Company  ended the quarter  with a cash  position  of  approximately  $27.3 million.

"This is the first quarter that we have reported as a merged company and we are beginning to realize efficiencies from combining the two companies. We expect to continue to realize these efficiencies through strict cost controls combined with a scalable business model," stated Maurizio Vecchione, Chief Executive Officer of Styleclick. "In addition, we are confident that our current cash position is adequate for executing our business plan at this time."

Results To Be  Reported
Due to the timing of the merger, the actual results required to be reported in the Company's Form 10-Q to be filed with the Securities and Exchange Commission for the third quarter ended September 30, 2000 will include ISN for the entire quarter and Styleclick.com Inc. from the date of acquisition. Results for the second quarter ended June 30, 2000 contained only the financial results for ISN and did not include any results for Styleclick.com Inc. The results are as follows:

Total sales for the third quarter were $5,147,000 compared to $5,791,000 for the prior quarter. Both figures include revenues from shipping in accordance with recent guidance issued by the Emerging Issues Task Force of the Financial Accounting Standards Board. Gross profit of $873,000 was achieved for the third quarter compared to a negative gross profit of $465,000 for the prior quarter, primarily due to a an inventory write-down of $900,000 relating to the Company's shift in business focus in the prior quarter.

Operating costs and expenses for the third quarter increased to $19,035,000 from $10,889,000 for the prior quarter, substantially all of which was due to the amortization of $9,473,000 of goodwill resulting from the company's merger. Excluding the amortization of goodwill, operating costs decreased 12% to $9,562,000.

As a result of the goodwill associated with the merger, losses for the third quarter 2000 increased 61% to a net loss of $18,232,000 or $0.65 per share, compared with a net loss of $11,353,000 or $0.55 per share in the prior quarter.

The Company recently announced several strategic alliances including: an agreement with About, Inc., the 7th largest Web property. Styleclick will be an exclusive provider of merchandise, fulfillment and customer care on About's network of 700 topic sites. Styleclick also announced a Web-based rendering deal with international home furnishings and upholstery firm Barrow Industries and Web services agreements with fashion designer Diane von Furstenberg and Dr. Jays, a leading urban sportswear retailer.

About  Styleclick,  Inc.
Styleclick, Inc. is an enhanced commerce services provider and a top innovator of electronic commerce technologies. Styleclick services include Web design and development, strategic merchandising, product distribution, fulfillment and customer care. The Company represents a variety of entertainment, publishing, and style-related businesses across diverse consumer brand and product categories. A majority-owned subsidiary of USA Networks, Inc. (NASDAQ: USAI), Styleclick operates as part of USA Information and Services (USAIS), which coordinates the efforts of USAi's businesses engaged in various forms of transactional interactivity.

Conference Call Open To The Public
Executives from Styleclick will hold a conference call to discuss its third quarter financial results today at 4:30 p.m. Eastern. All members of the public and the investment community are invited to listen to the call. Those parties in the United States and Canada interested in listening to the telephone conference should call toll free 1-800-619-9089 and use pass code IBUY or listen on the Web at www.vcall.com. Other international parties should call 1-712-271-0004 and use the pass code IBUY. Replays of the conference call will begin approximately one hour after its completion and will run until 5:00 p.m. Eastern on October 30, 2000. To hear the replay, parties in the United States and Canada should call toll free 1-800-628-9698. International parties should call 1-402-220-0240. An online replay of the conference call will be available at www.vcall.com

Contact Information:
Investor Relations: Gail Laguna, 310-751-2100 glaguna@styleclick.com
Media: Bonnie Poindexter, 310-751-2142 bpoindexter@styleclick.com
Lisa Germani, 310-751-2182 lgermani@styleclick.com

This news release may contain forward-looking statements about Styleclick, Inc. (the "Company"), including statements concerning its future product plans. These forward-looking statements involve risks and uncertainties. These forward-looking statements are based on the Company's expectations as of the date of this release and the Company undertakes no obligation to update these statements. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include the Company's limited operating history, history of losses and anticipation of continued losses, potential volatility of quarterly operating results, and other risks that are contained in Styleclick's reports and documents filed from time to time with the Securities and Exchange Commission.

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